Exhibit 10.18

LICENSE AGREEMENT NUMBER 530236

BETWEEN

BATTELLE MEMORIAL INSTITUTE

AND

DRAWDOWN DETECTION, INC.

February 2021

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

EXCLUSIVE and NONEXCLUSIVE PATENT LICENSE AGREEMENT

THIS AGREEMENT made and entered into at Richland, Washington, by and between DrawDown Detection, Inc having a principal place of business in South Hamilton, Massachusetts, herein called “LICENSEE”, and Battelle Memorial Institute, having a place of business in Richland, Washington, herein called “BATTELLE”. Each hereinafter referred to individually as “Party” and jointly as “Parties”. This Agreement is effective on the date affixed hereto by the Party last signing this Agreement (the “Effective Date”).

WITNESSETH THAT:

WHEREAS, BATTELLE is an incorporated charitable trust exempt from federal income taxes under Section 501(c)(3) of the United States Internal Revenue Code; and

WHEREAS, BATTELLE operates the Pacific Northwest National Laboratory under management and operations contract DE-AC05-76RL01830; and

WHEREAS, BATTELLE has certain rights in patents relating to millimeter wave based detection technology; and

WHEREAS, LICENSEE recognizes that BATTELLE owns inventions and intellectual property useful in the conduct of LICENSEE’s business; and

WHEREAS, LICENSEE recognizes that its anticipated business activity may encompass the practice of technology that requires a license under patents owned or controlled by BATTELLE; and

WHEREAS, LICENSEE wishes to acquire the right to practice the inventions of such patents.

THEREFORE in consideration of the mutual covenants a contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.   DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

A.	AFFILIATE or AFFILIATES means any entity that controls, is controlled by, or is under common control of LICENSEE where control consists of ownership of at least fifty percent (50%) of the outstanding voting securities or other ownership interest of the entity.

B.	GROSS SALES means any and all forms of consideration, monetary or otherwise, received by LICENSEE from the sale, lease, rental, transfer, provision or other disposition of LICENSED PRODUCTS and/or LICENSED SERVICES without deduction except for any customary trade, quantity or cash discounts that are actually allowed and taken. If LICENSED PROIDUCTS or LICENSED SERVICES are sold as a commercial unit with other products or services (a “BUNDLED PRODUCT”) GROSS SALES shall equal the price at which the same volume of LICENSED PRODUCTS and LICENSED SERVICES are sold separately within the same calendar quarter as the BUNDLED PRODUCT. If there are no such separate sales then the price of the BUNDLED PRODUCT shall be reasonably allocated between the LICENSED PRODUCTS and LICENSED SERVICES.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

C.	LICENSED FIELD means and is limited to detection of concealed objects for the purpose of safety and security.

D.	LICENSED PROCESS means any service or activity that utilizes, incorporates or practices one or more claims of the PATENTS.

E.	LICENSED PRODUCT means any and all products incorporating or utilizing one or more claims of the PATENTS.

F.	LICENSED SERVICES means the provision of a LICENSED PROCESS for a third party.

G.	LICENSE TERM means:

(i) Three (3) years for the exclusively licensed PATENTS set forth on Patent List 1; and

(ii) The life of the PATENTS for the nonexclusively licensed PATENTS set forth on Patent List 2, and for the PATENTS set forth on Patent List 1 following the expiration of the exclusive LICENSE TERM set forth above in Paragraph G(i).

H.	LICENSED TERRITORY means any country in which BATTELLE has pending patent applications or issued PATENTS as set forth herein for which LICENSEE has reimbursed BATTELLE for agreed upon patenting expenses under Article 12.

I.	NET SALES means the GROSS SALES, less the following: (a) amounts repaid or credited by reason of rejection or return; (b) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a LICENSED PRODUCT or LICENSED SERVICE which is paid by or on behalf of LICENSEE; and (c) to the extent separately stated on invoices, outbound transportation costs prepaid or allowed and costs of insurance in transit.

J.	PATENT or PATENTS means issued patents and pending patent applications and the resulting issued patents, including all divisionals, continuations (not including continuations–in-part), reissues, substitutes, and extensions thereof, together with all foreign counterparts, as set forth on the attached Patent List 1 and Patent List 2; these Patent Lists may be amended from time to time to reflect the addition or removal of any PATENT as determined by the Parties to reflect the current patent filings and LICENSEE’s agreement to pay patenting expenses. These Patents and Patent Applications arose under funding of the U.S. Government and the Government retains certain rights.

2.   LICENSE GRANT

A.	(i) BATTELLE hereby grants to LICENSEE, to the extent of the LICENSED FIELD and LICENSED TERRITORY and for the LICENSE TERM, an exclusive commercial license to make, have made, use, import and sell LICENSED PRODUCTS and LICENSED SERVICES and practice LICENSED PROCESSES for those PATENTS set forth on Patent List 1.

(ii) BATTELLE hereby grants to LICENSEE, to the extent of the LICENSED FIELD and LICENSED TERRITORY, a nonexclusive commercial license to make, have made, use, import and sell LICENSED PRODUCTS and LICENSED SERVICES and practice LICENSED PROCESSES for those PATENTS set forth on Patent List 2, and for those PATENTS set forth on Patent List 1 after the expiration of the initial LICENSE TERM defined in Paragraph G(i) above.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

B.	All other rights not expressly granted in this Agreement are reserved by BATTELLE. This reservation includes but is not limited to BATTELLE’s right to (i) practice the PATENTS for research, development, teaching, and educational purposes for itself; (ii) nonexclusively license the PATENTS to nonprofit institutions for research, teaching, and educational purposes; (iii) exclusively license the PATENTS in fields and territories not licensed herein and (iv) publish scientific and technical articles related to the PATENTS, provided that for (i) and (ii) above, the reservation of rights do not include the right to provide training with respect to product or processes manufactured by or on behalf of LICENSEE.

C.	This license grant is subject to any rights belonging to the United States Government, whether or not presently asserted, including but not limited to those rights set forth in 35 USC §200, et seq.

3.    CONSIDERATION

A.	In consideration for the License Grant described in Article 2, LICENSEE agrees to comply with all the provisions of this Agreement, to pay all fees, costs, and meet all other requirements set forth in this Agreement.

B.	LICENSEE shall pay to BATTELLE the nonrefundable sum of Sixty Thousand United States Dollars ($60,000 US) payable as follows:

(i) Thirty Thousand United States Dollars ($30,000 US) on the Effective Date of this Agreement; and

(ii) Thirty Thousand United States Dollars ($30,000 US) due and payable six (6) months following the Effective Date.

This fee is nonrefundable, not creditable against any royalties and is not an advance on royalties.

C.	LICENSEE shall pay to BATTELLE a royalty of five percent (5%) of NET SALES.

D.	LICENSEE shall pay to BATTELLE twenty-five percent (25%) of all SUBLICENSING REVENUES if sublicensing is permitted.

E.	If as a result of third party litigation related to this Agreement financed by LICENSEE, damages, royalties, or other consideration is received by LICENSEE, BATTELLE shall receive the greater of: (i) a royalty as set forth above as applied to the level of infringing sales determined by a court or as a result of settlement of such claims, or (ii) twenty-five percent (25%) of all monies received by LICENSEE, after LICENSEE deducts all reasonable documented out-of-pocket costs for prosecuting such litigation. Any award specifically reimbursing out-of-pocket litigation costs or fees will be exempted from this provision.

F.	No royalty shall be paid to BATTELLE for the practice of any PATENT on behalf of the U.S. Government for which the U.S. Government has a royalty-free right to use such PATENT.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

G.	If LICENSEE incurs or expects to incur an obligation to pay royalties or other amounts to one or more third parties pursuant to one or more licenses to intellectual property rights entered into by LICENSEE to exploit, or to avoid or settle claims of infringement of such rights by the practice of, the PATENTS (“Third Party Amounts”), the Parties will negotiate in good faith for a reasonable reduction royalties due BATTELLE hereunder as necessary to maintain a reasonable rate of return on the LICENSED PRODUCTS and LICENSED SERVICES.

4.     MINIMUM ROYALTIES

A.	LICENSEE shall pay to BATTELLE royalties as stated in Article 3, but in no event shall royalties for a calendar year be less than the amounts set forth in Table 1, below, during each of the calendar years indicated. LICENSEE shall pay to BATTELLE on the last day of the following January the amount (if any) required to satisfy the minimum royalty obligation for the preceding calendar year. If LICENSEE does not pay the amount (if any) required to be paid hereunder to satisfy the minimum royalty obligation, BATTELLE may, in its sole discretion, elect to terminate this Agreement or waive this obligation in whole or in part.

Table 1.

Calendar Year	Minimum Royalties US $ Per Calendar Year
2021	$50,000
2022	$50,000
2023	$100,000
2024 and each year thereafter during the LICENSE TERM unless this Agreement terminates.	$200,000

B.	If this Agreement expires or is terminated for any reason, except for breach of contract by BATTELLE, during any year that minimum royalties are due to BATTELLE, upon expiration or termination, LICENSEE shall immediately pay to BATTELLE the proportionate amount of minimum royalties owed to BATTELLE that represents that portion of the year elapsed prior to expiration or termination. For example, if LICENSEE terminates without breach by BATTELLE after the expiration of three (3) months of the new year, LICENSEE shall pay to BATTELLE one-fourth (1/4) of the yearly minimum royalty due for that year.

5.     DILIGENCE

A.	Separate from LICENSEE’s obligation to pay minimum royalties set forth above, beginning in the calendar year 2024, and for each calendar year thereafter, LICENSEE shall generate sufficient NET SALES to pay BATTELLE earned amounts equal to or greater than Fifty Thousand United States Dollars ($50,000 US) per calendar year. These earned royalties shall be fully credited against the Minimum Royalty requirements of Article 4. If LICENSEE reasonably believes that it will not have sufficient NET SALES to generate the said amounts, LICENSEE shall so notify BATTELLE, and for the first such instance the Parties will then negotiate in good faith for an amendment to the minimum earned royalties required by this Section 5.A and applicable to that calendar year requirement at no cost for such amendment.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

B.	In addition to the earned royalty requirements of Paragraph 5A above, LICENSEE shall also achieve the following Minimum Diligence Requirements:

(i) Develop a design and conduct a Critical Design Review (CDR) within twelve (12) months from the Effective Date.

(ii) Demonstrate a prototype High Definition - Advanced Imaging Technology (HD-AIT) system within eighteen (18) months from the Effective Date.

(iii) Complete a royalty bearing sale of a LICENSED PRODUCT within thirty (30) months from the Effective Date.

(iv) Develop a design and conduct a CDR for integrating the shoe-scanner into the HD-AIT within thirty-six (36) months from the Effective Date.

(v) LICENSEE may, on a one (1) time basis, request an extension of any or all of the diligence requirements of (i) through (iv), above, for a term of up to six (6) months with no additional cost or amendment fee.

C.	In the event that LICENSEE fails to complete these requirements BATTELLE may, in its sole discretion, elect to terminate this Agreement, modify the license granted in Article 2, or waive this obligation in whole or in part.

D.	LICENSEE shall reimburse BATTELLE for past patenting expenses as set forth in Paragraph 12C, below.

6.     U.S. MANUFACTURING

In order to enhance U.S. industrial competitiveness, LICENSEE shall ensure that LICENSED PRODUCTS embodying the PATENTS which are manufactured for use or sale in the United States under the license granted hereunder shall be substantially manufactured in the United States.

7.    [RESERVED]

8.    REPORTS AND PAYMENTS

A.	Not later than the last day of each February and August, LICENSEE shall furnish to BATTELLE a written statement in a form provided by BATTELLE (Attachment 1) to determine the amounts due and the appropriateness of the royalties paid pursuant to Article 3 for the periods ended the last days of the preceding December and June, respectively, and shall pay to BATTELLE all amounts due to BATTELLE. Such amounts are due at the dates the statements are due. If no amount is accrued during any such period, a written statement to that effect shall be furnished. All written statements provided to BATTELLE by LICENSEE shall be executed by an individual having actual authority to bind LICENSEE.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

B.	LICENSEE shall notify BATTELLE in each report required hereunder of a change in ownership or control of LICENSEE that includes non-U.S. interests, and including addition of one (1) or more officers, directors, or other managing entity that is not a U.S. person as defined under current U.S. laws and regulations pertaining to citizenship and legal status of persons and business corporations. LICENSEE shall include a description of the change, and the name and address, and any other relevant identifying information, when reporting such change. BATTELLE reserves the right to amend this Agreement in response to any such change if necessary to comply with laws, regulations and government orders then in effect or as may be required at any point in the future.

C.	Not later than the last day of each February, LICENSEE shall furnish to BATTELLE, at the address set forth in Article 26, a written progress report summarizing LICENSEE’s progress towards commercializing the LICENSED PRODUCTS during the prior calendar year. Such progress report shall include the following information, where relevant: progress in the development and commercial deployment of the LICENSED PRODUCT; key business achievements; projects or transactions that resulted from, or were enabled by, the LICENSED PRODUCT; and quantitative or qualitative information that characterizes the contribution of the LICENSED PRODUCT to the U.S. economy. Such report will be provided to BATTELLE solely to enable BATTELLE to understand LICENSEE’s progress towards commercializing the LICENSED PRODUCT and to assist BATTELLE in determining the contribution of the LICENSED PRODUCT in improving LICENSEE’s business.

D.	Royalties earned on sales by LICENSEE or occurring under sublicenses granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income.

E.	Payments provided for in this Agreement, shall when overdue, bear interest at a rate per annum equal to 5% percent running from the time such payment is due until payment is made to BATTELLE.

F.	All payments made to BATTELLE under this Agreement are nonrefundable.

G.	All payments will be made to BATTELLE in U.S. dollars either by check or wire transfer. Upon making payment by either method, LICENSEE shall also provide a written report to BATTELLE to the address set forth in Article 26 as required in Paragraph 8A, above, along with a statement indicating that payments have been made by check, or by Electronic Funds Transfers.

(i)         If payments are made by check, please submit payment in U.S. funds to: [***]

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

(ii)        If payments are made by wire transfer, such transfers shall be in accordance with the following wire instructions; unless and until written notice is provided by BATTELLE of a change in the wire instructions. Such payments shall be made to the following account (for international transfers, use Swift Code: [***]:

[***]

9.    REPRESENTATIONS, HOLD HARMLESS AND LIMITATION OF BATTELLE’S LIABILITY

A.	This Agreement is entered into by BATTELLE in its private capacity. It is understood and agreed that the U.S. Government is not a party to this Agreement and in no manner whatsoever shall be liable for nor assume any responsibility or obligation for any claim, cost or damages arising out of or resulting from this Agreement or the subject matter licensed.

B.	(i) Nothing in this Agreement shall be deemed to be a representation or warranty, by BATTELLE, or the U.S. Government, as to the validity of any of the PATENTS or the accuracy, safety or usefulness for any purpose, of any technical information, techniques, or practices at any time made available by BATTELLE.

(ii) Neither the U.S. Government nor BATTELLE nor any affiliated company of BATTELLE shall have any liability whatsoever to LICENSEE or any other person for or on account of any injury, loss, or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon LICENSEE or any other person, arising out of or in connection with or resulting from (1) the production, use or sale of any apparatus or product, or the practice of the PATENTS by LICENSEE; (2) the use by LICENSEE of any technical information, techniques, or practices disclosed by BATTELLE; or (3) any advertising or other promotional activities by LICENSEE with respect to any of the foregoing; and

(iii) LICENSEE shall hold the U.S. Government, BATTELLE, and any affiliated company of BATTELLE, harmless in the event the U.S. Government, BATTELLE, or any affiliated company of BATTELLE, is held liable as a result of actions by LICENSEE as set forth in Paragraphs 9B(ii)(1), 9B(ii)(2), and 9B(ii)(3) above. This includes but is not limited to indemnification for any product liability resulting from the commercialization and utilization of the Licensed Patents by LICENSEE.

(iv) Further, LICENSEE agrees to assume the defense of (1) any suit brought against BATTELLE or any affiliated company of BATTELLE resulting from any action of LICENSEE undertaken under this Agreement, and (2) any action brought against LICENSEE or BATTELLE resulting from any action of LICENSEE relating to the licensed PATENTS.

(v) BATTELLE represents that it has the rights to grant all of the rights granted herein, except as to such rights as the Government of the United States of America may have or may assert.

C.	LICENSEE understands and acknowledges that the subject matter of this Agreement has not yet been commercially demonstrated, and agrees to accept the risks incident to designing, manufacturing and operating a nascent technology.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

D.	LICENSEE acknowledges that LICENSEE has evaluated the PATENTS and deems them suitable for LICENSEE’s purposes for entering into this Agreement.

E.	Nothing in this Agreement may be construed as: a warranty or representation by BATTELLE as to the validity of any of BATTELLE’s rights in the PATENTS; a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patents other than PATENTS; a grant by implication, estoppel or otherwise of any license or rights under any patents of BATTELLE other than PATENTS, regardless of whether such patents are dominate or subordinate to PATENTS; or an obligation to furnish any information not provided in PATENTS.

10.    TERMINATION

A.	This Agreement will terminate upon the expiration of the last to expire of the PATENTS included herein, or a final adjudication of invalidity of all PATENTS included herein, whichever is later, unless this Agreement is sooner terminated.

B.	LICENSEE may terminate this Agreement at any time upon sixty (60) days written notice in advance to BATTELLE. LICENSEE shall thereafter discontinue the practice and use of the licensed PATENTS.

C.	Except as provided below in Paragraph 10D, if either Party shall be in breach of any obligation hereunder, the other Party may terminate this Agreement by giving Notice of Default by personal delivery, telefax, electronic mail transmission or by United States mail, express mail, or courier service, with postage or fees prepaid, to the Party in breach, specifying the basis for default. Notice by personal delivery, telefax or electronic mail is deemed to have been given when delivered or transmitted. Notice sent by U.S. mail, express mail or courier service is deemed to have been given when mailed. If within sixty (60) days after the receipt of such Notice of Default, the Party in breach shall remedy the condition forming the basis for default, this Agreement shall continue in full force. If, however, the default is not cured within this sixty (60) day period, then this license shall finally terminate and LICENSEE shall be required to thereafter discontinue the practice and use of the licensed PATENTS. This sixty (60) day cure period shall not be available to LICENSEE upon a third Notice of Default during the life of this Agreement (unless otherwise provided in the Notice of Default), and this Agreement shall be finally terminated. LICENSEE understands and acknowledges that the remedy set forth herein is not available to LICENSEE if LICENSEE’s default stems from a failure to meet the minimum diligence requirements of Article 5.

D.	If any report or payment due to BATTELLE is overdue for a third time, then a Notice of Termination may be sent immediately and no Notice of Default or sixty (60) day cure provision will be applicable.

E.	Within thirty (30) days of the termination of this Agreement LICENSEE shall furnish a final report containing the information set forth in Paragraphs 8A and 8B as well as payment of any unpaid royalties to the address set forth in Article 26. If this Agreement is for any reason terminated before all of the payments required to be made by LICENSEE as set forth herein have been made to BATTELLE, LICENSEE shall immediately pay to BATTELLE any unpaid amounts due as of the date of such termination even though the due dates provided in Articles 8 and 12 may not have been reached.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

F.	LICENSEE hereby agrees that, in the event LICENSEE by its own actions, or the action of any of its shareholders or creditors, files or has filed against it (with an order for relief being entered) a case under the Bankruptcy Code of 1978, as previously or hereafter amended, and such action is not dismissed within sixty (60) days of filing, BATTELLE shall be entitled to relief from the automatic stay of Section 362 of Title 11 of the U.S. Code, as amended, on or against the exercise of the rights and remedies available to BATTELLE and LICENSEE hereby waives the benefits of such automatic stay and consents and agrees to raise no objection to such relief.

G.	Termination of this Agreement shall not extinguish any rights of BATTELLE or obligations of LICENSEE accrued hereunder at the time of termination; and obligations undertaken independent of the license granted under Article 2 shall survive termination to the extent necessary to permit their complete fulfillment or discharge.

11.    LITIGATION

A.	Each Party shall notify the other Party of any suspected infringement of the PATENTS in the LICENSED FIELD and the LICENSED TERRITORY promptly after becoming aware of any such infringement(s), and shall provide the other Party with any evidence of such infringement(s).

B.	(i) After evidence of any suspected infringement of the PATENTS in the LICENSED FIELD and LICENSED TERRITORY is provided by one Party to the other:

1.            The Parties shall meet and confer to discuss potential actions to be taken to abate the infringement, up to and including full legal action in a court of competent jurisdiction. In the event that agreement is reached upon a particular course of action each Party will be obligated to meet its specified agreed upon responsibilities. In the event that the Parties cannot agree upon a designated course of action with respect to any PATENT exclusively licensed hereunder, LICENSEE, to the extent permitted by law, shall have the right under its own control and at its own expense, to prosecute any third-party infringement in the LICENSED FIELD of the PATENTS to which it has been granted an exclusive license hereunder, unless such prosecution would violate BATTELLE’s obligations to the US Government. LICENSEE shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of BATTELLE.

2.            In the event that LICENSEE fails to complete either the agreed upon responsibilities or the instructed course of action within the designated period of time, then BATTELLE may convert the license of the exclusively licensed PATENT to non-exclusive and proceed to take whatever action it deems appropriate to abate the infringement or, at its sole discretion, prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to BATTELLE.

3.            In the event that BATTELLE neither complies with its duties under the agreed upon plan, nor takes any action to abate the infringement on its own, then royalties due under this Agreement will be reduced by twenty five percent (25%) until the infringement is abated.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

(ii) Each Party agrees to reasonably assist the other Party with any legal action undertaken to abate the infringement. Costs for proceeding with such legal actions will be borne by the Party leading the action and recovery of damages will be kept by that Party unless otherwise agreed to in writing. The Party leading any legal action will reimburse the other Party for any reasonable out-of-pocket expenditures incurred by that Party in providing assistance to the lead Party. If the LICENSEE leads the legal action and obtains a recovery, the royalty provisions of Article 3 will apply to the excess of such recovery over LICENSEE’s cost to pursue the action whether such recovery is denoted as “royalties”, “damages”, “release” from prior acts, or any other designation. However, any specific reimbursement recovery for out-of-pocket costs or attorney’s fees from a legal proceeding will not be subject to the royalty provisions of Article 3.

C.	Challenges.

(i)	If LICENSEE or any of LICENSEE’s AFFILIATES, subsidiaries, or other person under LICENSEE’s direction or control initiates an action or proceeding or assists any third party initiating an action or proceeding against BATTELLE seeking a declaration or ruling that any claim of the PATENTS is invalid or unenforceable:

1.	during the pendency of any such action or proceeding, the royalty rates and annual minimum royalty due under this Agreement shall double;

2.	if the outcome of such action or proceeding results in a determination that any issued claim of the PATENTS is found to be valid and infringed by LICENSED PRODUCTS, or LICENSED PROCESS then the royalty rates and annual minimum royalty due under this Agreement shall triple and LICENSEE shall pay BATTELLE’s costs incurred for defending the validity of the PATENTS, including but not limited to attorney’s fees, expert witness fees, court costs, and other costs incidental to such defense;

3.	LICENSEE shall have no right to recoup, claim, or otherwise recover any royalties, fees, or other forms of consideration paid to BATTELLE as required in this Agreement before such action or proceeding is initiated or during the period in which the action or proceeding is pending or under appeal; and

4.	LICENSEE shall pay royalties, fees, or any forms of consideration required under this Agreement directly to BATTELLE during the pendency of such action or proceeding and shall not pay any deposits or payments of royalties, fees, or any forms of consideration required under this Agreement into any escrow account.

(ii)	LICENSEE shall provide BATTELLE with at least ninety (90) days written notice to the address set forth in Article 26 before LICENSEE or any of LICENSEE’s AFFILIATES, subsidiaries, person under LICENSEE’s direction or control initiates any action or proceeding or assists any third party initiating an action or proceeding against BATTELLE seeking a declaration or ruling that any claim of the PATENTS is invalid or unenforceable or that LICENSED PRODUCTS or LICENSED PROCESSES do not infringe any claim of the PATENTS. LICENSEE shall include with its written notice to BATTELLE a copy of all relevant prior art which will form the basis for arguments and causes advanced in such action or proceeding, together with an explanation of the grounds for these arguments or causes. Failure to provide such notice shall be considered a breach of the agreement and provide grounds for automatic termination of the license.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

(iii)	Any action or proceeding filed by LICENSEE or any of LICENSEE’s AFFILIATES, subsidiaries, person under LICENSEE’s direction or control seeking a declaration or ruling that any claim of the PATENTS is invalid or unenforceable or that LICENSED PRODUCTS or LICENSED PROCESSES do not infringe any claim of the PATENTS shall be litigated exclusively in the U.S. District Court for the Eastern District of Washington situated in Richland, Washington, and the Parties hereby agree to submit to the exclusive jurisdiction of such court and waive any objection to venue for such purposes.

(iv)	This Paragraph 11C, “Challenges,” shall be included in any sublicenses at any level provided under the authority of this Agreement.

12.     PATENTS

A.	BATTELLE will endeavor to keep in communication with LICENSEE regarding patent matters including consulting with LICENSEE prior to making any foreign patent filings and shall reasonably consider and attempt to accommodate LICENSEE’s comments and recommends regarding such matters and filings. Without limiting the foregoing, BATTELLE shall instruct its counsel to copy LICENSEE on all patent prosecution documents and shall provide LICENSEE with a reasonable opportunity to review and comment on such materials. However, BATTELLE retains the sole unfettered right and discretion to make any and all final decisions regarding patenting matters. This includes the sole right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any PATENT or patent application, or to discontinue the maintenance of any PATENT or patent application. This also includes the power to make any decision regarding prosecuting, reexamining, or participating in any proceeding before a patent office, domestic or foreign. Subject to Section 12B below, all reasonable fees and costs, including reasonable attorney’s fees, incurred by BATTELLE for the filing, prosecution, and maintenance of the PATENTS on Patent List 1 shall be reimbursed to BATTELLE by LICENSEE, and those on Patent List 2 on a pro-rata basis (sharing such expenses equally with all other non-exclusive licensees of such PATENTS), within sixty (60) days of LICENSEE’s receipt of notice setting forth such expenses; any of these additional patents shall then be included in the appropriate definition of the PATENTS. If BATTELLE determines that it wishes to abandon of one or more claims in a PATENT exclusively licensed hereunder, or to discontinue maintenance of any such PATENT, BATTELLE shall give LICENSEE notice of such determination when BATTELLE gives its required sixty (60) days’ notice of such determination to the US Government. If LICENSEE determines that such abandonment or discontinuation would adversely impact LICENSEE’s business, LICENSEE may within the said notice period elect to continue the prosecution or maintenance of such PATENT at LICENSEE’s sole expense, using counsel of LICENSEE’s choosing and shall request information and assistance from BATTELLE so that LICENSEE may contact the relevant US Government office regarding rights to do so.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

B.	If LICENSEE disagrees with a patenting decision and elects not to pay its share of expenses incurred by BATTELLE under Paragraph 12A for a particular PATENT, LICENSEE shall so notify BATTELLE in writing. Unless otherwise agreed, LICENSEE shall be obligated to reimburse BATTELLE for its share of expenses for such PATENT costs up to the date BATTELLE receives such written notification, as well as any additional costs BATTELLE may incur if it abandons such patent application or PATENT and at that time, LICENSEE’s rights related to such PATENT in the applicable country(ies) shall be terminated, and such PATENT in such country(ies) shall be removed from this Agreement.

C.	In addition to patenting expense reimbursement set forth in Paragraph 12A, LICENSEE shall reimburse BATTELLE for patenting expenses incurred prior to the Effective Date. The Parties agree that such reimbursement shall total Fifty Thousand United States Dollars ($50,000 US) payable as follows:

(i) Twenty-five Thousand United States Dollars ($25,000US) due on or before January 31, 2022; and

(ii) Twenty-five Thousand United States Dollars ($25,000US) due on or before January 31, 2022.

13.    RECORDS

A.	LICENSEE shall keep accurate records of all operations affecting LICENSEE’s duties and obligations hereunder, including but not limited to payment of royalties and fees, and shall permit BATTELLE or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a period of not less than three (3) years thereafter. BATTELLE shall bear its costs to conduct such audit; provided, however, LICENSEE shall reimburse BATTELLE for BATTELLE’s and/or its duly authorized agent’s actual costs to conduct the audit if as part of the audit it is deemed that LICENSEE has failed to perform its material obligations under this Agreement (including its underreporting of NET SALES and earned royalties in a reporting period by ten percent (10%) or more).

B.	If such audit shows an underreporting or underpayment in excess of ten percent (10%) in a reporting period as set forth in Paragraph 13A, then LICENSEE shall pay the cost of such audit as set forth in Paragraph 13A, as well as any other additional sum that would have been payable to BATTELLE had LICENSEE reported correctly, plus interest on said sum at the rate set forth and owing in accordance with Paragraph 8E.

14.    ASSIGNABILITY

A.	Upon written consent of BATTELLE, such consent not to be unreasonably withheld, LICENSEE may assign its rights under this Agreement in connection with a merger or consolidation or to a third party purchaser of all or substantially all of the assets of LICENSEE relative to the rights granted hereunder. BATTELLE may assign its rights hereunder.

B.	In the event of any assignment of this Agreement due to the acquisition of LICENSEE by a third party, LICENSEE shall pay to BATTELLE, at the address set forth in Article 26, a nonrefundable assignment fee equal to one percent (1%) of the acquisition value. Any other assignment permitted by BATTELLE shall include such terms as BATTELLE determines appropriate at the time of such approval; and no assignment fee shall be required for an assignment to a wholly-owned subsidiary of LICENSEE. Notwithstanding the foregoing provisions of this Section 14.B, no assignment fee shall be owing to BATTELLE in connection with the transaction by which LICENSEE becomes a subsidiary of a common Canadian parent organization with Liberty Defense Holdings Ltd. as organized and controlled as of the Effective Date, and any assignment of LICENSEE’s rights hereunder to Liberty Defense, Inc.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

15.    REFORM

A.	The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

B.	In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, BATTELLE, by written notice to LICENSEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

16.    NO ENDORSEMENT; USE OF BATTELLE’S NAME; USE OF PNNL

BATTELLE does not endorse products or services. Therefore, LICENSEE agrees that unless required by law, or unless otherwise agreed in advance in writing by BATTELLE, LICENSEE will not use or imply the name “BATTELLE”, or any affiliated company of BATTELLE, or “Pacific Northwest National Laboratory”, or “PNNL”, or associated trademarks, or other trade dress, or use BATTELLE or PNNL reports, for advertising, promotional purposes, raising of capital, recommending investments, or in any way that implies endorsement by BATTELLE or PNNL. However, LICENSEE may publicly disclose the fact that an agreement has been entered into with BATTELLE, including the name of BATTELLE. LICENSEE may disclose in a factual manner that is accurate and not misleading, material facts pertaining to the nature of this Agreement to the extent such disclosure complies with or is required by applicable U.S. Federal and state securities and other laws or the rules and regulations of any public stock exchange, provided that such disclosure does not, in whole or in part, imply any endorsement by BATTELLE or PNNL. LICENSEE further agrees to indemnify and hold BATTELLE, its directors, officers, agents and employees harmless for any damage, loss, claim or suit arising from or relating to LICENSEE’s use of the BATTELLE name.

17.    WAIVER AND ALTERATION

A.	The waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach.

B.	Except as authorized under the terms of this Agreement including Article 15, above, a provision of this Agreement may be altered only by a writing signed by both Parties.

C.	(i) To amend this Agreement in a manner that alters any of BATTELLE’s rights or LICENSEE’s duties under this Agreement, LICENSEE shall provide BATTELLE with a written request to amend this Agreement at least thirty (30) calendar days before BATTELLE’s rights or LICENSEE’s duties accrue. LICENSEE’s request shall: (1) specifically identify the clauses to be amended; (2) identify the requested amendments; and (3) provide BATTELLE with documentary evidence that the requested amendments are in BATTELLE’s and LICENSEE’s best interests.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

(ii) If BATTELLE determines that any or all of LICENSEE’s requested amendments are in the Parties’ best interests, then the Parties shall initiate good faith negotiations to address the amendments consistent with BATTELLE’s determination. Such negotiations shall conclude within ninety (90) days after the date BATTELLE actually receives LICENSEE’s request to amend the Agreement as set forth above in Paragraph 17C(i) (the “Renegotiation Period”). The Parties shall enter into these negotiations with the understanding that they may not reach mutually acceptable terms within the Renegotiation Period. BATTELLE’s rights shall continue to accrue and LICENSEE’s obligations shall remain in force during the Renegotiation Period.

(iii) If BATTELLE and LICENSEE agree to mutually acceptable terms during the Renegotiation Period, then such renegotiated terms shall be reflected in a formal amendment of this Agreement executed by both BATTELLE and LICENSEE and shall apply to any of BATTELLE’s rights or LICENSEE’s obligations that accrue during the Renegotiation Period or at any time thereafter during the remaining term of this Agreement.

(iv) If BATTELLE and LICENSEE do not agree to mutually acceptable terms during the Renegotiation Period then BATTELLE may enforce the original terms and conditions of this Agreement or rely upon other remedies as permitted by the terms of this Agreement.

D.	LICENSEE acknowledges that BATTELLE, by virtue of its status as an incorporated charitable trust exempt from federal income taxes under Section 501(c)(3) of the Internal Revenue Code, cannot renegotiate any terms of this Agreement in a manner which may create an impermissible private benefit or private inurement.

18.    MARKING

LICENSEE shall place in a conspicuous location on any LICENSED PRODUCT made or sold under any PATENT coming with this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles. However, in no event shall LICENSEE mark any LICENSED PRODUCT made or sold under this Agreement with an expired licensed PATENT.

19.    IMPLEMENTATION

Each Party shall execute any instruments necessary to implement the provisions of this Agreement.

20.    CONSTRUCTION

This Agreement shall be construed in accordance with the laws of the State of Washington of The United States of America and in the English language, and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in the State of Washington.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

21. EXPORTATION OF TECHNICAL INFORMATION

LICENSEE represents and warrants that it shall not export from The United States of America directly or indirectly, any technical information (or the direct product thereof) furnished to LICENSEE either directly or indirectly by BATTELLE, without first complying with all requirements of the Export Administration Regulations, including the requirement for obtaining any export license, if applicable. LICENSEE agrees to indemnify, defend and hold harmless BATTELLE, its officers, agents and employees from all liability involving the violation of such export regulations, either directly or indirectly, by LICENSEE.

22. CERTIFICATION

LICENSEE hereby certifies that no principal of LICENSEE has been an employee of BATTELLE or any of its affiliated companies in the two (2) years prior to the date of execution of this Agreement.

23. DISCLAIMER

NEITHER BATTELLE, THE UNITED STATES DEPARTMENT OF ENERGY (DOE), NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED: (1) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS OR USEFULNESS OF ANY SERVICES, MATERIALS, LICENSED PATENTS, INVENTIONS OR INFORMATION FURNISHED HEREUNDER; (2) THAT THE USE OF ANY SUCH SERVICES, MATERIALS, LICENSED PATENTS, OR INFORMATION WILL NOT INFRINGE PRIVATELY OWNED RIGHTS; (3) THAT THE SERVICES, MATERIALS, LICENSED PATENTS, OR INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR (4) THAT THE SERVICES, MATERIALS OR INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE. FURTHERMORE, BATTELLE AND THE DOE HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY PRODUCTS MANUFACTURED, USED OR SOLD BY LICENSEE, THEIR AFFILIATES, ASSIGNS OR SUBLICENSEES. NEITHER BATTELLE NOR THE DOE SHALL BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES IN ANY EVENT.

24. NO PRESUMPTION

No provision of this Agreement shall be interpreted for or against any Party to this Agreement on the basis that that Party was the drafting Party of the provision and no presumption or burden of proof shall arise disfavoring or favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

25. ENTIRE UNDERSTANDING

This Agreement represents the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the subject matter of this Agreement. Specifically, no future representations made by BATTELLE staff shall be effective to alter any provision herein unless such representation shall be made in writing by an authorized representative of BATTELLE having the power to do so.

26. ADDRESSES

For the purpose of all written communications between the Parties, their addresses shall be:

DrawDown Detection, Inc.

Attention Bill Frain, CEO

[***]

Battelle Memorial Institute

Technology Deployment and Outreach

Attention PNNL IP Compliance Office

[***]

or any other addresses of which either Party shall notify the other Party in writing.

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

27. EXPIRATION

The offer to execute this Agreement shall expire if this Agreement is not signed by both Parties and returned to BATTELLE on or before March 31, 2021.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officers or representatives. This Agreement may be signed electronically and in multiple parts.

BATTELLE MEMORIAL INSTITUTE		DRAWDOWN DETECTION, INC.

BY	/s/ Peter C. Christensen	BY	/s/ William J. Frain

PRINTED NAME	Peter C. Christensen	PRINTED NAME	William J. Frain

TITLE	Deputy Director for Licensing	TITLE	CEO

DATE	3/5/21	DATE	3/18/21

License Agreement Number 530236

DrawDown Detection, Inc.

Version 2

February 1, 2021

ATTACHMENT 1

ROYALTY REPORT TO BATTELLE

From:
(Company Name and License Agreement Number)

Reporting Period:

From _____________________ To _____________________ (6 Month Period Ending June 30, and December 31, to be Reported by the Following August 31 and February 28 respectively).

Article 3, CONSIDERATION

(i) NETSALES OF LICENSED PRODUCTS	$
X 0.05
Amount of Royalties Owed	$

(ii) NETSALES of LICENSED SERVICES	$
X 0.05
Amount of Royalties Owed	$

Total Royalties Due	$

Signed by:

Printed Name:

Date:

Telephone:

Email:

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